Exhibit 99.1

CONSENT OF DEUTSCHE BANK SECURITIES INC.

January 14, 2010

Board of Directors
The Stanley Works
1000 Stanley Drive
New Britain, CT 06053

Re: Amendment No. 1 to the Registration Statement on Form S-4 of The Stanley Works

Ladies and Gentlemen:

We hereby consent to (i) the inclusion of our opinion letter, dated November 2, 2009, to the Board of Directors of The Stanley Works as Annex B to the Joint Proxy Statement / Prospectus forming part of this Amendment No. 1 to the Registration Statement on Form S-4 of The Stanley Works, and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions “SUMMARY — Opinion of Stanley’s Financial Advisor”, “THE MERGER — Background of the Merger”, “THE MERGER — Recommendation of the Stanley Board of, Directors; Stanley’s Reasons for the Merger”, and “THE MERGER — Opinion of Stanley’s Financial Advisors”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as Amended, and the Rules and Regulations Promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any other amendments to the Registration Statement.

/s/  Deutsche Bank Securities Inc.
DEUTSCHE BANK SECURITIES INC.